Structured Investments

AT A GLANCE

Filed Pursuant to Rule 433

Registration No. 333-169119

May 27, 2011

At Barclays capital, we build well-crafted investment solutions that enable you to optimize the approach you use to manage your investment strategies. Every investment we construct incorporates the knowledge, creativity and expertise of Barclays capital, a leader in the global capital markets.

CONTENTS

OVERVIEW OF STRUCTURED IN VESTMENTS 1 COMMONLY USED TERMS 1

STRUCTURED INVESTMENTS WITH 100% PRINCIPAL PROTECTION FEATURE 3

STRUCTURED NOTES WITH CONTINGENT PRINCIPAL PROTECTION FEATURE 3

BUFFERED SUPERTRACKTM NOTES 4

REVERSE CONVERTIBLE NOTES 4 AUTOCALLABLE NOTES 5

RANGE ACCRUAL NOTES 6 STEEPENER NOTES 6

EARN SUCCESS WITH BARCLAYS CAPITAL 7

CERTAIN ADDITIONAL RISK CONSIDERATIONS 7

The variety and flexibility of structured investments may make them useful components of certain investment portfolios. However, variety is often accompanied by complexity. Below is a brief introduction to structured investments that may help you understand some key terms and typical payoff diagrams for certain basic structures.

OVERVIEW OF STRUCTURED IN VESTMENTS

Structured investments can be debt securities or bank certificates of deposit (cds). they can be versatile tools that may serve a range of functions within an investment portfolio.

Tailor risk and reward characteristics:

Structured investments may help investors manage the risk and return characteristics of their portfolio. For example, certain structured investments can provide investors with upside exposure to a particular reference asset while limiting downside risk, subject to the creditworthiness of the issuer.

Implement market views:

Investors may be able to implement specific market views more directly through the tailored payoffs of a structured investment than with traditional trading strategies.

Provide access and efficiency:

Structured investments provide a means to access multiple asset classes, market sectors, or investment themes that may otherwise be difficult to access, thereby facilitating portfolio diversification. A single transaction in a structured investment may provide access to a complex strategy that may otherwise require several individual transactions to replicate.

COMMONLY USED TERMS

Reference Asset

Structured investments provide returns based on the performance of one or more reference underlyings (which include but are not limited to stocks, EtFs, commodities, interest rates, foreign exchange rates, indices and strategies), referred to as the reference asset.

Interest

Some structured investments may bear interest. these interest-bearing structured investments may have a rate of interest based on (1) one or more reference assets, (2) a fixed amount or rate or (3) movements in the level, value or price or other events relating to one or more reference assets. Interest payments may be made over the term of the investment in varying ways (e.g., quarterly, semi-annually) or only at maturity.

Participation Rate

If the structured investment return (payable at maturity) increases or decreases at the same rate as the change in value of the reference asset, the payout is said to have a 1-for-1 return or a 100% participation rate. If the investment return increases or decreases at a faster rate than that of the reference asset, the return will be subject to a multiplier.

STRUCTURED INVESTMENTS AT A GLANCE

Downside: Reference asset Upside: Reference asset depreciates over the life of appreciates over the life of the investment the investment

Investment has a positive return at maturity

Investment has a negative return at maturity

“Buffer Percentage” the “buffer percentage” provides a degree of contingent principal protection in the case of any negative performance of the underlying reference asset(s). the downside movement beyond the “buffer percentage” may or may not be subject to a multiplier. If the return is negative and is subject to a multiplier, the investment’s exposure to the downside performance of the reference asset will be accelerated. If a reference asset’s negative performance exceeds the “buffer percentage”, the full invested principal will be at risk and the contingent principal protection feature will no longer be relevant.

These examples are for illustrative and educational purposes only and do not constitute a guaranteed return or performance with regard to any structured investment.

Upside Cap or Maximum Return

Some structured investments limit, or cap, the investment’s upside to a pre-defined maximum return. A capped structure may provide for a greater participation rate compared to an identical but uncapped structured investment.

This example is for illustrative and educational purposes only and does not constitute a guaranteed return or performance with regard to any structured investment.

Principal Protection Feature

Some structured investments are designed to protect some or all of the invested principal if the investment is held to maturity, subject to the creditworthiness of the issuer. the investments are not, either directly or indirectly, an obligation of any third party and any payment to be made on the investments, including any principal protection feature provided at maturity, depends on the ability of the issuer to satisfy its obligations as they come due.

100% Principal Protection

Investments can offer a 100% principal protection feature if held to maturity, subject to the creditworthiness of the issuer.

These examples are for illustrative and educational purposes only and do not constitute a guaranteed return or performance with regard to any structured investment.

Partially Principal Protected

Investments may offer partial principal protection up to a pre-determined percentage of the invested principal amount if held to maturity, subject to the creditworthiness of the issuer.

These examples are for illustrative and educational purposes only and do not constitute a guaranteed return or performance with regard to any structured investment.

Contingent Principal Protection

Investments may also offer contingent principal protection up to a pre-determined downside amount or “buffer percentage”, subject to the creditworthiness of the issuer. If the value of the reference asset as of a specified date or dates is less than the “buffer percentage”, the investment will participate in the downside performance of the reference asset, subject to any multiplier. An investor may lose some or a substantial portion of their original investment.

This example is for illustrative and educational purposes only and does not constitute a guaranteed return or performance.

The following examples are meant to be a select representation of common cross-asset-class structured investments. Variations on any of these structures may also be available.

BASIC STRUCTURES – HYPOTHETICAL EXAMPLES STRUCTURED INVESTMENTS WITH 100% PRINCIPA L PROTECTION FEATURE

How the Structure Works:

Protects 100% of invested principal if held to maturity, subject to the creditworthiness of the issuer, even if the reference asset declines in value.* may provide for an additional return above the invested principal amount if the reference asset has increased in value as of the relevant valuation date (valuation dates may potentially vary depending on specific structure variations). upside participation rate can potentially be different across different Structured Investments (e.g., may have enhanced upside return).

typically linked to indices, strategies, equities, commodities or foreign exchange rates.

Select Considerations

If the reference asset has not increased in value as of the valuation date, the investment will not pay any return above the invested principal amount at maturity.

Hypothetical payoff diagram at maturity

Investment Return

Change in reference asset value

This example is for illustrative and educational purposes only and does not constitute a guaranteed return or performance.

STRUCTURED NOTES WITH CONTINGENT PRINCIPA L PROTECTION FEATURE

How the Structure Works

If the investor holds the notes to maturity, the principal investment is contingently protected, subject to the creditworthiness of the issuer.**

If the reference asset declines by more than the predetermined amount as of the specified valuation date, subject to any multiplier, the investor may lose some or a substantial portion of their original investment.

may have enhanced upside return capped or uncapped at maturity.

* If the investor holds the investment to maturity, the investor will receive at least 100% of the principal investment, subject to the creditworthiness of the issuer. the Structured Investments are not, either directly or indirectly, an obligation of any third party, and any payment to be made on the investment, including any principal protection feature provided at maturity, depends on the ability of the issuer to satisfy its obligations as they come due.

** the notes are not, either directly or indirectly, an obligation of any third party, and any payment to be made on the notes, including any contingent principal protection feature provided at maturity, depends on the ability of the issuer to satisfy its obligations as they come due. An Investor may lose up to 100% of their investment

STRUCTURED INVESTMENTS AT A GLANCE

Select Considerations

Provides exposure to the reference asset with contingent principal protection if held to maturity.

If the reference asset does not increase in value, the investment will not pay any return above the invested principal.

Investor’s principal investment is at risk if the reference asset decreases below the pre-determined amount or “buffer percentage” as of the valuation date.

Hypothetical payoff diagram at maturity

Investment Return

Change in reference asset value

This example is for illustrative and educational purposes only and does not constitute a guaranteed return or performance.

BUFFERED SUPERTRACKTM NOTES

How the Structure Works

Buffered Supertracktm notes may provide limited principal protection if held to maturity. If the investor holds the notes to maturity, the principal investment is contingently protected, subject to the creditworthiness of the issuer.*

If the reference asset declines by more than the pre-determined level, or “buffer percentage”, the investment will lose 1-for-1 of any negative performance of the reference asset(s).

Provides upside return, subject to the multiplier, up to a maximum return, which is determined on the trade date.

typically linked to indices, strategies, equities, commodities or foreign exchange rates.

Select Considerations

Investor could potentially lose entire invested principal if the reference asset declines in value beyond the “buffer percentage” and the downside is subject to a multiplier.

If the reference asset increases in value beyond a predetermined level, investor will forgo any gains beyond the cap or maximum return amount.

Hypothetical payoff diagram of a Buffered SuperTrackTM Note at maturity

Investment Return

Change in reference asset value

This example is for illustrative and educational purposes only and does not constitute a guaranteed return or performance.

REVERSE CONVERTIBLE NOTES

How the Structure Works

Provides for fixed coupon payment(s) regardless of any changes in reference asset value. If the investor holds the notes to maturity, the principal investment is contingently protected, subject to the creditworthiness of the issuer.*

If, on the final valuation date, the reference asset value has not closed below the pre-determined protection level on any day over the life of the trade, the investor would receive the principal amount

If the reference asset value has closed below the predetermined protection level on any day over the life of the trade, but the final level of the reference asset is equal to or greater than its initial level, the investor would receive the principal amount.

If the reference asset closes below the pre-defined protection level on any day during the life of the trade and the final level of the reference asset is less than the initial level, the investor will have full downside exposure to the reference asset. In this case, at maturity, the investor would receive either a cash payment or an equal amount of the reference asset (e.g., shares of stock). An Investor may lose up to 100% of their original investment.

typically linked to an individual stock, EtF, basket of stocks or EtFs, or commodities.

* the notes are not, either directly or indirectly, an obligation of any third party, and any payment to be made on the notes, including any contingent principal protection provided at maturity, depends on the ability of the issuer to satisfy its obligations as they come due. An Investor may lose up to 100% of their original investment.

Select Considerations

the coupon rate of reverse convertible notes can potentially exceed the dividend yield of the linked reference asset as well as the yield on a conventional debt security issued by the

same issuer, with the same maturity.

An investor could potentially lose some or all of their invested principal if the reference asset declines in value.

Investor forgoes participation in the upside of the reference asset. the maximum payment at maturity is limited to the

coupon payment and the original invested principal.

Protection level not breached

Protection level breached

Investment Return

Change in reference asset value (%) Change in reference asset value (%)

Reference Asset

Structured Investment

Protection Level

These examples are for illustrative and educational purposes only and do not constitute a guaranteed return or performance.

Investment return is equal to the payment of the coupon and return of the original invested principal, if any.

AUTOCALLABLE NOTES

How the Structure Works

Autocallable notes aim to provide exposure to the performance of a specific reference asset or basket of reference assets, with a contingent coupon feature.

Provides for a pre-defined coupon if the note is autocalled on any valuation date.

Whether or not the note is autocalled is contingent on the value of the reference asset on the applicable valuation date.

depending on how the note is structured, in certain instances, the coupon can potentially increase as each valuation date passes, assuming the note has not been autocalled during the life of the trade.

may provide for contingent downside protection if held until maturity, subject to a pre-determined “buffer percentage”.* typically linked to equities, commodities or indices.

Select Considerations

may provide limited downside protection against a decline in the reference asset.

If the reference asset value is below the contingent protection or “buffer” as of the final valuation date, the investor can lose a percentage of their original principal investment.**

Investor forgoes upside above the pre-determined coupon

payment if the notes are autocalled on any valuation date

prior to the final valuation date.

unlike a direct investment in the reference asset, the

appreciation potential in Autocallable notes is limited to the coupon amount. the investor will not participate in the gains of the reference asset, if any.

Issue Date First potential Final potential

valuation date valuation date

Note is autocalled:

Payoff = Coupon + 100% of principal

appreciates Reference asset (+) or + depreciates (-)

appreciates Reference asset (+) or depreciates (-)

Note is autocalled:

Payoff = Coupon + 100% of principal

Note matures:

Note may offer contingent principal protection at maturity

This example is for illustrative and educational purposes only and does not constitute a guaranteed return or performance.

* If the investor holds the notes to maturity, the principal investment is contingently protected, subject to the creditworthiness of the issuer. the notes are not, either directly or indirectly, an obligation of any third party, and any payment to be made on the notes, including any contingent principal protection provided at maturity, depends on the ability of the issuer to satisfy its obligations as they come due. An Investor may lose up to 100% of their original investment.

** the notes are not, either directly or indirectly, an obligation of any third party, and any payment to be made on the notes, including any contingent principal protection provided at maturity, depends on the ability of the issuer to satisfy its obligations as they come due. An Investor may lose up to 100% of their investment.

STRUCTURED INVESTMENTS AT A GLANCE

RANGE ACCRUAL NOTES

How the Structure Works

- Investors in Range Accrual Notes may be able to earn a higher coupon compared to a similar fixed or floating rate product by expressing a view on a reference asset, such as interest rates or indices.
- The contingent coupon will accrue for each day during the coupon period that the value of the reference asset remains within the pre-determined range.
- The maximum interest rate for any coupon period is potentially 100% of the specified contingent coupon (if reference asset is within range on every day during that coupon period); the minimum interest rate for a coupon period is 0.00% (if reference asset is not within the range on any valuation date).
- 100% principal protected, if held until maturity, subject to the creditworthiness of the issuer.*
- Typically linked to an interest rate reference, such as LIBOR or the Treasury yield curve.

Select Considerations

- If the value of the reference asset on any day during the coupon period is outside of the pre-determined range, the interest rate for that day would be 0.00%. If the value of the reference asset on each day during the coupon period is outside the pre-determined range, the interest rate for that coupon period would be 0.00%.
- Most Range Accrual Notes have an issuer call option feature, which enables the issuer to call the Note prior to maturity if a pre-determined set of circumstances exists.


Coupon does not accrue if the reference asset is outside of the pre-determined range
Pre-determined range
Accrued coupon is calculated for each day during the coupon period that the value of the reference asset remains within the pre-determined range

These examples are for illustrative and educational purposes only and do not constitute a guaranteed return or performance.

STEEPENER NOTES

How the Structure Works

- Steepener Notes can provide investors with the opportunity to profit directly from a steepening of a specific segment of a particular yield curve.
- Generally can provide a fixed coupon for an initial period of time, after which the coupon rate floats based on the slope of an interest rate curve and a pre-determined, fixed multiplier, or leverage factor.
- Floating coupon is not paid if short-term interest rate is higher than long-term interest rate or if the yield curve is inverted. The payment is equal to a spread (the difference between the two reference rates).
- 100% principal protected, if held to maturity, subject to the creditworthiness of the issuer. *
- Typically linked to LIBOR/swap curve or the Treasury yield curve.

Select Considerations

- Possible loss of coupon if yield curve inverts during the life of the trade.
- Most Steepener Notes have an issuer call option feature, which enables the issuer to call the Note prior to maturity if a pre-determined set of circumstances exists.


First period
Initial fixed coupon regardless of interest rate curve slope
Coupon
Slope of reference interest rate curve
Remaining periods
If interest rate curve is inverted, no coupon is paid
Higher coupon as interest rate curve gets steeper
Coupon
Slope of reference interest rate curve
Curve is more inverted
Curve is steeper

These examples are for illustrative and educational purposes only and do not constitute a guaranteed return or performance.

* The investments are not, either directly or indirectly, an obligation of any third party, and any payment to be made on the investments, including any principal protection feature provided at maturity, depends on the ability of the issuer to satisfy its obligations as they come due.

6

EARN SUCCESS WITH BARCLAYS CAPITAL

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CERTAIN ADDITIONAL RISK CONSIDERATIONS

Market Risk: the return on structured investments is dependent on movements in the level, value and price of the reference asset (equity, basket of equities, equity index, commodity, commodity index and foreign currency). thus, changes in the levels, values or prices of the reference asset will determine the amount payable on the structured investment. If the reference asset declines or remains unchanged, the return on the structured investment may only be the full principal amount, with no additional return, or if not principal protected at maturity, you may lose some or all of your investment at maturity. the investor should be willing to hold the structured investment until maturity. If the investor sells the structured investment before maturity, the investor may have to do so at a substantial discount from the issue price, and as a result, the investor may suffer substantial losses. the price, if any, at which the investor will be able to sell the structured investment prior to maturity may be substantially less than the amount originally invested in the structured investment, depending upon, the level, value or price of the reference asset at the time of the sale.

Credit of Issuer: the types of structured investments detailed herein are senior unsecured obligations of the issuer, Barclays Bank PLc or Barclays Bank delaware, as the case may be, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the structured investments, depends on the ability of Barclays Bank PLc or Barclays Bank delaware, as the case may be, to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLc or Barclays Bank delaware, as the case may be, may affect the market value of the structured investments and, in the event Barclays Bank PLc or Barclays Bank delaware, were to default on its obligations, the investor may not receive the amounts owed under the terms of the structured investments.

Liquidity: there may be little or no secondary market for the structured investments. Barclays capital Inc. and other affiliates of Barclays Bank PLc or Barclays Bank delaware, as the case may be, intend to engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time, and there may not be a trading market in this product. If the investor sells the structured investments prior to maturity, the investor may have to sell them at a substantial loss. the investor should be willing to hold the structured investments to maturity.

Price Volatility: movements in the levels, values or prices of the reference assets or their respective components are unpredictable and volatile, and are influenced by complex and interrelated political, economic, financial, regulatory, geographic, judicial and other factors. As a result, it is impossible to predict whether their levels, values or prices of the reference assets will rise or fall during the term of the structured investments. changes in the levels, values or prices will determine the payment at maturity on the structured investments. As the structured investments are linked to reference assets that may be unpredictable and volatile, we cannot guarantee that these changes will be beneficial to the investor, and therefore the investor may receive only the principal amount at maturity, with no additional return. Any payment on the structured investments is subject to the creditworthiness of the issuer.

No Dividend Payments or Voting Rights:

As a holder of the structured investments, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of an equity reference asset or the components of the reference asset would have.

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Structured Investments Prior to Maturity:

While the payment at maturity is based on the full notional amount of the structured investments, the original issue price of the structured investments includes the agent’s commission and the cost of hedging the issuer’s obligations under the structured investments through one or more of the issuer’s affiliates. As a result, the price, if any, at which Barclays capital Inc. and other affiliates of Barclays Bank PLc or Barclays Bank delaware will be willing to purchase structured investments

STRUCTURED INVESTMENTS AT A GLANCE

from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. the structured investments are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your structured investments to maturity.

Potential Conflicts:

Barclays Bank PLc or Barclays Bank delaware, as the case may be, and its affiliates play a variety of roles in connection with the issuance of the structured investments, including hedging its obligations under the structured investments. In performing these duties, the economic interests of Barclays Bank PLc and its affiliates are potentially adverse to your interests as an investor in the structured investments.

Many Economic and Market Factors Will Impact the Value of the Structured Investments:

In addition to the level of the reference asset on any day, the value of the structured investments will be affected by a number of economic and market factors that may either offset or magnify each other, including: the expected volatility of the reference asset or its underlying components; the time to maturity of the structured investments; interest and yield rates in the market generally; a variety of economic, financial, political, regulatory or judicial events; and the creditworthiness of the issuer, including actual or anticipated downgrades in the credit ratings of Barclays Bank PLc or Barclays Bank delaware.

Barclays Wealth, the wealth management division of Barclays Capital Inc., may sell the structured investments to certain of its customers and may receive compensation from Barclays Bank PLC or Barclays Bank Delaware in this capacity

Barclays Wealth, the wealth management division of Barclays capital Inc., may arrange for the sale of structured investments to certain of its clients. In doing so, Barclays Wealth will be acting as agent for Barclays Bank PLc or Barclays Bank delaware and may receive compensation from Barclays Bank PLc or Barclays Bank delaware in the form of discounts and commissions. the role of Barclays Wealth as a provider of certain services to such customers and as agent for Barclays Bank PLc or Barclays Bank delaware in connection with the distribution of the structured investments to investors may create a potential conflict of interest, which may be adverse to such clients.

Barclays Wealth is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of structured investments by you.

Barclays Wealth is acting solely as agent for Barclays Bank PLc or Barclays Bank delaware, as the case may be. If you are considering whether to invest in structured investments through Barclays Wealth, Barclays Bank PLc or Barclays Bank delaware, as the case may be, strongly urges you to seek independent financial and investment advice to assess the merits of such investment.

DISCLAIMER

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offerings of the securities identified above. Before you invest, you should read the prospectus dated August 31, 2010, the relevant prospectus supplement relating to the securities, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and the offerings identified above. Buyers should rely upon the prospectus, the relevant prospectus supplement, and any relevant free writing prospectus or pricing supplement for complete details (including the risk factors relating to the offering). You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Capital Inc., Barclays Wealth or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, any final pricing supplement and any free writing prospectus, if you request it by calling your Barclays Capital Inc. or Barclays Wealth sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue - Attn: US InvSol Support, New York, NY 10019.

The following disclaimer shall be applicable to the use of this presentation other than in connection with an SEC-registered offering of any securities:

This presentation has been prepared by Barclays Capital, the investment banking division of Barclays Bank PLC (‘‘Barclays’’), for informational purposes only and without regard to the particular needs of any specific recipient. All information is indicative only and may be amended, superseded or replaced by subsequent summaries and should not be considered as any advice whatsoever, including without limitation, legal, business, tax or other advice by Barclays. The final terms and conditions of any transaction will be set out in full in the binding transaction document(s).

This presentation shall not constitute an underwriting commitment, an offer of financing, an offer to sell, or the solicitation of an offer to buy any securities, financial products or investments (collectively, the “Products”), which shall be subject to Barclays’ internal approvals. Any offer of sale of any Product may only be made pursuant to final offering documentation and binding transaction documents and is subject to the detailed provisions, including risk considerations, contained therein. No transaction or service related thereto is contemplated without Barclays’ subsequent formal agreement. Barclays is acting solely as principal and not as advisor or fiduciary and is not providing any investment advice or recommendations of any kind. Accordingly, you must independently determine, with your own advisors, the appropriateness for you of any Product. Neither Barclays nor any affiliate assumes any fiduciary responsibility or accepts any related liability for any consequences, including consequential losses, arising from the use of this document or reliance on the information contained herein. Barclays does not guarantee the accuracy or completeness of, and provides no assurances with respect to, information which is contained in this document and which is stated to have been obtained from or is based upon trade and statistical services or other third party sources.

Products of the type described in this presentation may involve a high degree of risk and the value of such Products may be highly volatile. Such risks include, without limitation, risk of adverse or unanticipated market developments, risk of counterparty or issuer default, risk of adverse events involving any underlying reference obligation or entity and risk of illiquidity. Prior to transacting, you should ensure that you fully understand (either on your own or through the use of independent expert advisors) the terms of the transaction and any legal, tax and accounting considerations applicable to you. Barclays and its affiliates do not provide tax advice and nothing contained in the materials available on this page should be construed to be tax advice. Please be advised that any discussion of US tax matters contained in such materials (i) is not intended or written to be used and cannot be used by you for the purpose of avoiding US tax-related penalties and (ii) is written to support the promotion or marketing of the transactions, the Products, or other matters addressed herein. Accordingly you should seek advice based on your particular circumstances from an independent tax advisor.

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THESE MATERIALS DO NOT DISCLOSE ALL THE RISKS AND OTHER SIGNIFICANT ISSUES RELATED TO THE PRODUCTS. PRIOR TO TRANSACTING, POTENTIAL IN VESTORS SHOULD ENSURE THAT THEY FULLY UNDERSTAND THE TERMS OF THE PRODUCT AND ANY APPLICABLE RISKS.

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